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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

GRIFFIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	91-1869317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 THIRD AVENUE, SUITE 2500 SEATTLE, WASHINGTON	98101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (206) 326-8090

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $.001 PAR VALUE
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. BUSINESS

OUR BUSINESS PLAN

    Our business plan is to acquire, consolidate and grow businesses in related fields. Currently, we are focusing on companies that provide services primarily over the Internet. This may include Internet service providers, application service providers, software companies, content providers, Web hosts, data centers, and other companies. We believe that as we consolidate companies and expand their operations we can gain competitive advantages. This may include greater purchasing power, a lower cost of capital, and the ability to provide customers with a broader range of services.

    We anticipate that there may be significant opportunities to improve the profitability of the companies we acquire and consolidate by increasing their purchasing power, eliminating redundant costs, reducing overhead, centralizing administration, accounting, purchasing and technology networks, and applying best practices. We also believe that a lack of capital may constrain small and mid-sized Internet services companies from expanding and maintaining the newest technologies. As a result, we believe that there may be significant potential to increase internal growth at many companies we may acquire through capital investment.

OUR ACQUISITION CRITERIA

    When evaluating potential acquisitions we will consider a number of factors, including

  •
  quality of the target's infrastructure and management

  •
  opportunities to improve operating margins and grow its business

  •
  economic prospects of the region in which the target is based

  •
  potential for additional acquisitions in the region

  •
  competitive conditions in the target's market

  •
  proposed acquisition price

OUR HISTORY

    Griffin Industries, Inc. was incorporated in Maryland on October 14, 1997, to be a venture capital vehicle for investors. As such, we were qualified as a business development company under the Investment Company Act of 1940 and voluntarily submitted to the Securities and Exchange Commission's public reporting requirements. As a business development company, we were eligible to make investments in qualifying companies and would have earned our returns, if any, upon the sale of those investments.

    We originally considered making investments in the staffing, technology, and heavy equipment rental and distribution industries. We contacted business brokers and investment bankers to assist us in identifying investment opportunities in those sectors. We reviewed a number of business plans and eventually decided to focus on the heavy equipment industry.

    After identifying, contacting and investigating many heavy equipment companies, we determined that it would be more profitable to purchase entire companies or businesses. As a result, we terminated our status as a business development company and our regulation under the Investment Company Act of 1940 and we began efforts to simultaneously acquire several companies in the heavy equipment industry. By Summer, 1998, we had completed valuations and financial due diligence on five target companies, and signed letters of intent or similar arrangements with each of them. We also completed due diligence and acquisition documentation with one of the five. Our plan was to acquire that first company with private equity capital and then to acquire the remaining four companies separately or as a group shortly thereafter.

    During this time we were contacted by a major underwriter who, after meeting with our management, proposed that we conduct an initial public offering instead of raising private equity capital. The underwriter suggested a roll-up IPO in which the funds to acquire all five companies would be raised. We decided to pursue this approach and engaged another underwriter to act as co-manager of our IPO. We spent the rest of July and August, 1998 meeting with the five sellers and the investment bankers, to prepare for the offering. At a final "all hands" meeting in anticipation of beginning our IPO process, the analyst of the lead underwriter noted that due to worldwide economic conditions, stock prices were falling. He said that his firm had decided to delay its IPO business for the remainder of the year and asked us to wait for conditions to improve. At the underwriter's suggestion, we spent the remainder of 1998 identifying additional heavy equipment companies to be acquired with the public offering proceeds.

    To prepare for the IPO and on the advice of our investment bankers, in November 1998, we terminated our status as an SEC reporting company and prepared to reincorporate in Delaware. In January, 1999, our underwriters told us that public market conditions in the heavy equipment industry were still not appropriate for a public offering. As a result, we again decided to pursue private capital to complete our heavy equipment industry consolidation. After an extended series of negotiations, we received a letter of intent from a private hedge fund for a $5 million equity investment. Simultaneously, we substantially completed due diligence and purchase documentation to acquire our first heavy equipment dealer and we obtained a valuation on a candidate for our second private acquisition. However, heavy equipment sector valuations in the public markets continued to be depressed. We therefore discontinued our efforts in that sector and sought a different sector where greater shareholder returns would be available.

    After conducting extensive research, our board decided to pursue our consolidation plan in the Internet services sector. In January, 2000 we executed a nonbinding letter of intent to acquire our first Internet services company. However, we did not complete the acquisition because we were unable to raise the necessary funds during an early 2000 market downturn in the Internet sector.

    Since that time, we have not actively conducted significant operations.

OUR PLAN OF OPERATION

    We have almost exhausted our capital. Our plan for the remainder of 2000 and the first six months of 2001 is to resume active operations by taking some or all of the following steps:

  •
  Obtain active quotation for our common stock on the OTC Bulletin Board

  •
  Raise the additional capital necessary to enable us to investigate and negotiate with additional acquisition targets

  •
  Identify, conduct due diligence on, and acquire our first acquisition target in a stock transaction

    As we have almost no cash, we intend to pay for our first acquisition entirely with stock, either through the issuance of new shares or a merger. Regardless of the form of the transaction, however, after that first transaction is complete, our current stockholders will own only a small minority of the combined companies.

    We will incur significant expense to expand the operations of each company we acquire. We hope that these costs can be financed using the acquired company's cash flow. If the cash flow is inadequate, we will have to raise additional capital for these purposes.

EMPLOYEES

    As of September 30, 2000 we had only one employee—Landon Barretto, our principal shareholder. Mr. Barretto has agreed that he will not receive any salary until we complete our first acquisition. We have also reimbursed a company owned by Mr. Barretto for the salary and other employment costs of its employees who spend their full time working on our affairs. As of September 1, 2000, these costs have been borne by Mr. Barretto's company without reimbursement. We plan to resume this reimbursement once we raise additional capital or complete an acquisition.

FINANCIAL INFORMATION ABOUT SEGMENTS

    We began business as a newly formed corporation in August 1997. We have not yet conducted any operations, except raising capital, researching, negotiating and documenting potential acquisitions, and preparing for our initial public offering. We have never had any operating revenues and have lost $2,351,741 through September 30, 2000. Due to the anticipated cost of our acquisition, growth and consolidation plans, we may have continued losses after we acquire one or more profitable businesses in the Internet services industry. The following summary financial information does not necessarily represent our future operating results or financial position.

Griffin Industries, Inc.	Actual, as at and for the Year Ended December 31, 1999	Actual, as at and for the Year Ended December 31, 1998	Actual, as at and for the Period Ended December 31, 1997	Actual, as at and for the Period Ended September 30, 2000	Actual, as at and for the Period Ended September 30, 1999
Operating Statement Data:
Investment Income	$37,381	$40,362	$0	$13,418	$24,766
Operating Income (Loss)	$(716,311)	$(1,147,607)	$(33,637)	$(454,186)	$(586,352)
Net Income (Loss)	$(716,311)	$(1,147,607)	$(33,637)	$(454,186)	$(586,352)
Net Income (Loss) per common share	$(0.25)	$(0.50)	$(0.05)	$(0.16)	$(0.20)

Balance Sheet Data:
Working Capital (Deficiency)	$513,587	$1,110,824	$(32,760)	$99,776	$604,202
Total Assets	$544,775	$1,162,521	$68,563	$149,916	$655,899

Shareholders' equity (Deficiency)	$514,775	$1,112,521	$(32,760)	$100,964	$595,169

    As of September 30, 2000, our net tangible book value was $93,517, and the net book value per share of our common stock was $0.32.

THE INTERNET SERVICES INDUSTRY
INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

    Use of the Internet has grown rapidly in recent years. This growth has been driven by many factors, including the large and growing installed base of personal computers, improvements in network architectures, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. As a result of this growing use, the Internet has become an important new global communications and commerce medium. The Internet represents an opportunity for enterprises to interact in new and different ways with both existing and prospective customers, employees, suppliers and partners. Enterprises are responding to this opportunity by substantially increasing their investment in Internet sites and services.

    Over the last few years, enterprises that focus on distributing products and services over the Internet have emerged and, more recently, many mainstream businesses are implementing Web sites. Among the many factors that continue to attract these businesses to the Internet is the transformation of Web sites from being primarily text-based and informational to becoming interactive, multimedia-enabled and transaction oriented. New technologies and development tools have also led to the Web-enabling of traditional business functions and applications such as customer service, procurement, human resource management and sales force automation.

    We are interested in four types of companies in the Internet services industry. They include the following:

    1.  Internet service providers

    Most individuals and businesses access the Internet and the World Wide Web sites available on it through an Internet service provider. Internet service providers offer access to the Internet over telephone lines via a modem or through broadband transmission via digital lines, cable, or satellite. Monthly fees may be as low as $9.95 for telephone line access or, for higher speed transmission, as much as $250. Internet service providers may also offer other services including e-mail, Web site design, Web site hosting, e-commerce, banner advertising, and locating client servers at their facility. The market for access to the Internet for individuals and businesses is highly fragmented. There are over 5,000 Internet service providers in the United States. Most Internet service providers are small companies with several hundred subscribers. There are a few national and regional publicly traded companies with millions of subscribers. Public companies in the industry include AOL, MindSpring, Voyager.net, Internet America, Frontline Communications, and BiznessOnline.com. This industry is expected to undergo substantial consolidation over the next few years.

    2.  Application service providers

    Internet operations and applications are mission-critical for virtually all Web-centric companies and are becoming increasingly mission-critical for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. Ensuring the quality, reliability and availability of these Internet operations and applications typically requires substantial investments in developing Internet expertise and infrastructures. However, that kind of continuing significant investment is often an inefficient use of an enterprise's limited resources. As a result, businesses are increasingly seeking to outsource these functions.

    Application service providers meet this need by deploying, hosting, managing and leasing pre-packaged or custom-designed application software. Customers gain access to the applications through the Internet or dedicated leased lines. Over the past three years major packaged software application providers like Siebel, Oracle, J.D. Edwards and Microsoft, have released versions of their software that can be accessed over the Internet. Several companies, such as FreeMe, Inc., CMe Run,

Systemsfusion, and ePanacea, Inc., have specifically developed software and technologies that enable Internet service providers to offer their customers packaged software applications. Forrester Research, Inc. has projected that the overall market for outsourcing packaged software applications will grow from approximately $1 billion in 1997 to over $21 billion by 2001.

    The application service provider industry is in its early stages of development and is highly fragmented. The application service provider industry consortium was founded with 25 technology companies in May 1999. Membership currently totals approximately 120 companies. International Data Corporation projects that revenues in the application service provider market will reach $2 billion by 2003.

    Some of the trends that are driving the application service provider industry are:

  •
  The growth of Internet-based communications

  •
  Increasing demand to outsource applications

  •
  The need to automate key business functions

  •
  The increased availability of Internet accessible software applications

    Additional growth from hosted applications will come as a result of niche software applications becoming available on-line to customers who formerly accessed that kind of software through traditional means—i.e. disk drive or CD ROM. Niche applications are intended for specific customers. Examples of niche applications are software programs for the law profession, the tool industry, specific sales forces, or specific inventory functions. Our acquisition candidates may include those that offer niche applications to existing customer bases.

    We believe that locating Internet service provider and application service provider businesses at the same facility could allow use of the Internet service provider's infrastructure and technology to service many of the needs of the application service provider business. This could reduce the application service provider's costs and increase its operating margins.

    3.  Web hosts

    To establish a high quality, reliable Web site or to run a Web-based application on the Internet, businesses must, among other things, identify, obtain and integrate sophisticated hardware and software, hire and retain an operations support staff, develop application specific technical skills, and have access to a secure physical location and redundant Internet connections. While it is possible for a business to assemble all of these elements in-house, many companies elect to outsource some or all of their Web-site operations to companies offering Web hosting services.

    Web hosting companies maintain a customer's Web site. There are companies that are solely in this business. Some Internet service providers and some data centers also provide this service. Most customers of Web hosts are small and medium sized businesses. In addition to the expansion of the Internet, we believe one of the key growth factors in the Web site hosting industry is the increasing number of businesses that have elected to outsource the management of their Web sites and related operations.

    Using a Web host can reduce the cost and technical barriers of establishing and maintaining a Web site. The Web host provides its clients with network connectivity, hardware and software. The Web host also provides its clients the necessary technical and operations specialists. Additionally, this arrangement allow companies to incur Internet connectivity costs on an as-needed basis, rather than committing to a fixed monthly outlay for bandwidth it may or may not use.

    4.  Data centers

    Data centers began in approximately 1995. These Internet "centers" offer fast, reliable Internet connections, as well as high performance hosting and other advanced services. Their services may include:

  •
  location for servers

  •
  Web hosting

  •
  dedicated access

  •
  streaming media

  •
  e-commerce

  •
  Internet security

  •
  corporate training

  •
  workstation/server sales

    Major companies offering these services include Intel, AT&T, MCI, Exodus Communications, Globix Corp., Concentric Networks, and Verio.

    The primary concern for data center customers is to avoid "downtime." They prefer to have dedicated access to the Internet and also want one source for connectivity, Web hosting, Web design, server management, equipment components, and twenty-four hour per day service.

COMPETITION

    The market for providing Internet services to individuals and businesses is extremely competitive and highly fragmented. In many cases, there are few substantial barriers to entry, and we expect to face significant competition from existing competitors and from future market entrants. See "Business—Competition," below.

GOVERNMENT REGULATION

    Due to the increasing popularity and use of the Internet, it is likely that a number of additional laws and regulations will be adopted at the federal, state and local levels with respect to the Internet. They may cover issues including content, user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security, copyright infringement and the convergence of traditional telecommunications services with Internet communications. We cannot predict the impact, if any, that recent and any future regulatory changes or developments may have on our intended business. Possible changes in the regulations relating to the Internet access industry, including regulatory changes that affect telecommunication costs or that increase the likelihood or scope of competition from telephone companies or others, could have a material adverse effect on our intended business and our performance. In addition, it is uncertain how existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy will be applied to the Internet. The vast majority of these laws were adopted before the advent of the Internet and related technologies. As a result, many of these laws do not contemplate or address the unique issues of the Internet and related technologies.

  FEDERAL REGULATION

    Internet services are not currently directly regulated by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses generally. There is only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

However, it is possible that new laws and regulations may be adopted that would apply to companies providing Internet services. Other legislative initiatives, including those involving taxation of Internet services and payment of access charges by Internet service providers, are also possible. Any new laws regarding the Internet, particularly those that impose regulatory or financial burdens, could impact adversely our intended operations and could have a material adverse effect on our results of operations and financial condition. We cannot predict the impact, if any, that any future laws or regulatory changes may have on our intended business.

    We plan to acquire one or more companies that provide Internet access and other services, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. We could become regulated by the FCC and/or other regulatory commissions as a provider of basic telecommunications services. These regulations could affect the charges that we would be required to pay to connect to local telephone networks or for other purposes. Currently Internet access providers are not required to pay carrier access charges. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per minute basis. Access charges have been a matter of continuing dispute, with long-distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. In May 1997, the FCC reaffirmed its decision that Internet access providers should not be required to pay carrier access charges.

    In a related order, the FCC also concluded that Internet access providers should not be required to contribute to a new universal service fund established to replace current local rate subsidies and to meet other public policy objectives, such as enhanced communications systems for schools, libraries and health care providers. As a result, unlike telecommunications carriers and other telecommunications providers, Internet access providers do not have to contribute a percentage of their revenues to the federal universal service fund and are not likely to be required to contribute to similar funds being established at the state level. However, both the access charge and universal service treatment of Internet access providers are the subject of further proceedings and could change. Telephone companies are actively seeking reconsideration or reversal of the FCC decisions, and their arguments are gaining more support as Internet-based telephone service begins to compete with conventional telecommunications companies. We cannot predict how these matters will be resolved, but we could be adversely affected if, in the future, Internet service providers are required to pay access charges or contribute to universal service support.

    Another major regulatory issue concerns Internet-based telephone services. The FCC has observed that Internet-based telephone service appears to be a telecommunications service rather than an unregulated information service. For example, the FCC has stated its intention to consider regulating voice and fax telephone services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether Internet-based telephone services should be part of the universal service contribution obligations discussed above, or pay carrier access charges on the same basis as traditional telecommunications companies. We cannot predict how the FCC will resolve this issue, or the effect that the FCC's resolution would have on our intended business.

    In October 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if some other conditions are met. Since this law is relatively new, we are unsure of how it will be applied to limit any liability we may face for any possible copyright infringement or copyright-related issues.

    Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose this liability upon on-line services companies and Internet access providers have been brought.

    As the law in this area develops, the potential for liability for information carried on and disseminated through our network could require us to take steps to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue some products or services. Any costs that are incurred as a result of contesting these asserted claims or the consequent imposition of liability could materially adversely affect our financial condition and results of operations.

    Although the sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced are unknown to us. Therefore, legislation similar to the Communications Decency Act could subject us and/or our anticipated customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our intended services or increase our cost of doing business or in some other manner harm our business.

  STATE REGULATION

    As use of the Internet has proliferated in the past several years, state legislators and regulators have increasingly shown interest in regulating various aspects of the Internet. Much of the proposed legislation and regulation may, if enacted, handicap further growth in the use of the Internet. It is possible that the state legislatures and regulators will attempt to regulate the Internet in the future, either by regulating transactions or by restricting the content of the available information and services. Enactment of this legislation or adoption of these regulations could have a material adverse impact on our intended business.

    It is not possible to predict how state law will evolve to address new transactional circumstances created by Internet commerce, or whether the evolution of these laws will have a material adverse impact on our intended business.

    One area of potential state regulation is taxes. Laws or regulatory changes that lead to state taxation of Internet transactions could have a material adverse impact on our intended business.

    State legislators and regulators have sought to restrict the transmission or limit access to some materials on the Internet. For example, in the past several years, various state legislators have sought to limit or prohibit:

  •
  some communications between adults and minors
  •
  anonymous and pseudonymous use of the Internet
  •
  on-line gambling
  •
  the offering of securities on the Internet

    Enforcement of these limitations or prohibitions in some states could affect transmission in other states. State laws and regulations that restrict access to some materials on the World Wide Web could inadvertently block access to other permissible sites. We cannot predict the impact, if any, that any future laws or regulatory changes in this area may have on our intended business.

    Some states have also sought to impose tort liability or criminal penalties on some conduct involving the Internet, such as the use of "hate" speech, invasion of privacy, and fraud. The adoption of these laws could adversely impact the transmission of non-offensive material on the Internet and, to that extent, possibly have a material adverse impact on our intended business.

  LOCAL REGULATION

    Although local jurisdictions generally have not sought to regulate the Internet, it is possible that they will seek to impose regulations. In particular, local jurisdictions may attempt to tax aspects of Internet access or services, such as transactions handled through the Internet or customer access, as a way of generating municipal revenue. The imposition of local taxes and other regulatory burdens by local jurisdictions could have a material adverse impact on our intended business.

  FOREIGN REGULATION

    It is possible that the statutes and regulations of foreign jurisdictions could allow claims to be made against Internet service providers for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Any legislation or regulation of this kind, or the application of laws or regulations from foreign jurisdictions, could have a material adverse affect on our intended business.

PERSONNEL

    As of September 30, 2000 our only employee was Landon Barretto. Mr. Barretto does not receive any salary for his services and he has agreed that he will not receive a salary until we have completed our first acquisition. At that time we expect to enter into a long-term employment agreement with Mr. Barretto. We expect the agreement will have a term of three years. It would automatically be extended for additional three-year periods unless Mr. Barretto or we elect to terminate the agreement within 60 days of each third anniversary of the date of the agreement. We expect Mr. Barretto will receive an initial annual base salary of $150,000. This may be increased based on performance objectives established by our board of directors. He will also be eligible for a significant annual bonus based on our performance.

    Ron Aguilar, an employee of Barretto Pacific Corporation, which is wholly owned by Mr. Barretto, has also worked full time on our affairs. Through August, 2000, we have paid his full salary by reimbursing Barretto Pacific Corporation for that expense. Commencing September 1, 2000, Mr. Aguilar has spent less than his full time working on our affairs. As a result, since that time Barretto Pacific Corporation has borne that expense, without reimbursement from us.

COMPETITION

  COMPETITION TO ACQUIRE COMPANIES

    Our business plan is to acquire, grow and consolidate several companies that provide services over the Internet. We will compete with many other companies with similar acquisition strategies, almost all of which will be larger than we are and have greater financial and other resources than we have. To complete this plan we will need to successfully identify, negotiate with, and reach agreements to acquire companies that meet our acquisition criteria. We must also be able to raise the funds necessary to finance those acquisitions. To raise that capital, we will need to issue a significant number of new shares of capital stock, perhaps including common stock and preferred stock. To complete our first acquisition, we are likely be required to issue a very large number of new shares. Therefore, it is highly likely that after our first acquisition our current investors' shareholdings will represent only a small minority interest in Griffin. Additional acquisitions may also result in further dilution of our current shareholders' positions.

  COMPETITION IN THE INTERNET SERVICES INDUSTRY

    The Internet services industry is intensely competitive and there are few substantial barriers to entry. The companies we acquire will face intense competition from both existing competitors and new market entrants, most of whom will have substantially greater financial, technical and marketing resources, larger customer bases, more facilities, longer operating histories, greater name recognition and more established relationships in the industry than our companies may possess. The principal competitive factors in our intended markets include:

  •
  Internet system engineering expertise

  •
  quality of customer service and support

  •
  network capability, reliability, security, quality of service, scalability, capacity and adaptability to new technologies

  •
  the variety of services offered

  •
  access to network resources, including circuits, equipment and interconnection capacity to other networks

  •
  number and geographic presence of sales and technical support personnel

  •
  price

  •
  the ability to maintain and expand distribution channels

  •
  brand name

  •
  the timing of introductions of new services

  •
  relationship with partners and vendors

  •
  financial resources

    Our potential competitors include:

  •
  national, regional and local Internet service providers

  •
  national and regional application service providers

  •
  national and regional Web hosts

  •
  national and regional data centers

  •
  cable companies

  •
  information technology outsourcing firms

  •
  companies that provide connections to consumers' homes, including local and long-distance telephone companies, electric utility companies and wireless communications companies

    Virtually all of our acquired companies' competitors will have substantially greater resources, more customers, more facilities, longer operating histories, greater name recognition and more established industry relationships. As a result, these competitors are likely to be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. Some of our acquired companies' competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. Our acquired companies may not be able to offset the effects of their competitors' price reductions.

    Finally, we believe our intended markets are likely to encounter substantial consolidation in the near future. This could result in increased price and other forms of competition.

RISK FACTORS

    Ownership of our shares entails significant risks, including those listed below:

RISKS REGARDING GRIFFIN

  WE HAVE ALMOST NO CASH.

    We have almost no cash and have ceased active operations. To resume active operations, we will need to raise additional cash, most likely by selling more shares. We will need capital to pay for the costs of identifying, researching, negotiating with, and performing due diligence on potential acquisition targets. We will also need to raise significant additional funds and/or issue significant amounts of our securities, to finance each of our acquisitions. All of these capital requirements are likely to dilute the ownership of our current shareholders. We may not be able to raise the cash we need.

  WE HAVE NEVER MADE AN ACQUISITION AND HAVE INCURRED SUBSTANTIAL LOSSES.

    We have been in existence for approximately three years. In that time we have never acquired a company or had any revenues. Through September 30, 2000, we have lost a total of $2,351,741. We may never recover our losses. Our activities have been limited to forming and organizing the Company, raising capital, researching, identifying, conducting due diligence on, and negotiating with, potential acquisition targets, preparing for our initial public offering and related matters. We will not have any revenues until some time after we acquire a profitable operating company. We may never be profitable. See, "Business—Our History."

  WE DEPEND ON LANDON BARRETTO.

    Landon Barretto, our Chairman and CEO, is our only director and our only employee. Acting with the guidance of our advisory board Mr. Barretto has sole responsibility to identify, negotiate with and close the acquisition of acquisition targets, raise the necessary funds, and locate, hire and integrate a qualified operating management team. Mr. Barretto has not signed an employment agreement or a noncompetition agreement and is not required to remain associated with us or devote his full time to our affairs. Mr. Barretto does not have experience managing companies in the Internet services industry. Therefore, upon acquiring one or more companies, we will need to add one or more senior executives with that experience. We may not be able to locate or hire experienced senior executives on acceptable terms. See, "Directors and Executive Officers."

  REINCORPORATION IN DELAWARE COULD DISCOURAGE A TAKEOVER.

    Our stockholders and board of directors have approved reincorporation from Maryland to Delaware. We do not plan to implement this reincorporation until some time after our first acquisition. Some provisions of Delaware law and of our Delaware certificate of incorporation and bylaws could discourage a takeover of Griffin and adversely affect the price of our stock. They include the following:

  •
  Upon reincorporation in Delaware, our board of directors will have the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our common stockholders. The rights of our common stockholders may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Issuing preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.
  •
  Upon reincorporation in Delaware, we will be governed by provisions of Delaware law that could delay, deter or prevent a change in control of Griffin. In the future, these may include Section 203 of the Delaware General Corporation Law, which would prohibit us from engaging in any business combination with any interested stockholder for three years from the date the person became an interested stockholder unless stated conditions are met. See, "Business—Our Planned Reincorporation in Delaware."

RISKS REGARDING OUR BUSINESS PLAN

  OUR SHAREHOLDERS WILL SUFFER SEVERE DILUTION.

    We have almost no assets. Therefore, we intend to complete our first acquisition by paying for the target company with newly issued shares of Griffin common. This transaction could be structured in many forms, including issuing our shares to the owners of the target company, or entering into a merger with the target. No matter what the form of the transaction, the result will be that our current shareholders will be severely diluted, and will end up with only a small percentage of the combined companies. See, "Business—Our Plan of Operation."

  WE MAY NOT ACQUIRE ANY COMPANIES.

    Our business plan is to buy and consolidate several companies that provide services over the Internet. Completing this plan will depend on our ability to identify companies that meet our acquisition criteria, successfully negotiate mutually satisfactory transactions under which we will acquire those companies, and raise the funds necessary to acquire those companies. We will compete with other companies with similar acquisition strategies, almost all of which will be larger than we are and have greater financial and other resources than we have. See "Business—Competition."

  ACQUISITIONS AND CONSOLIDATIONS MAY NOT BE SUCCESSFUL.

    Acquisitions and consolidations may not work out as we expect. They involve many risks and uncertainties that could cause us to lose money, including:

  •
  difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired companies
  •
  possible acquisition of companies operating at a loss and/or having substantial contingent or undisclosed liabilities
  •
  large one-time write-offs and amortization expenses related to goodwill and other intangible assets
  •
  impairing relationships with employees, affiliates, strategic partners and clients
  •
  failing to maintain uniform standards, controls, procedures and policies
  •
  entering markets in which we have little or no direct prior experience
  •
  losing key employees of the acquired company

    We may not be successful in overcoming these risks or other problems we may encounter in connection with our intended acquisitions and consolidations.

  WE DO NOT HAVE THE MANAGEMENT OR OTHER RESOURCES WE WILL NEED.

    Our success as a consolidated Internet services company will depend in large part on our ability to integrate the operations and management of the companies we acquire, and to grow the businesses. This will require management skill and experience that we do not have. We will also need substantial operating, financial and other resources to integrate these businesses. For example, we may need to install and standardize operational and control systems, deploy equipment and telecommunications facilities, implement new marketing efforts, employ qualified personnel to provide technical and marketing support and expand our acquired companies' managerial, operational, technical and financial resources. Failure to integrate our acquired companies successfully may result in significant operating inefficiencies, which would hurt our operating results.

    We plan to grow rapidly. This rapid growth will require substantial resources, which we do not have. We may not be able to acquire the resources we need. To grow effectively, we will need to implement management information systems, develop operating, administrative, financial and accounting systems and controls, coordinate among accounting, finance, marketing and operations and hire and train personnel. We will also have to hire a complete, new management and operations team.

  OUR ACQUIRED COMPANIES WILL FACE SIGNIFICANT COMPETITION.

    The Internet services markets are intensely competitive and in most cases there are few substantial barriers to entry. Our acquired companies will face intense competition from both existing competitors and new market entrants, most of whom will have substantially greater financial, personnel, technical and marketing resources, larger customer bases, more facilities, longer operating histories, greater name recognition and more established relationships in the industry than we may possess. See "Business—Competition."

  OUR INTENDED MARKETS ARE NEW AND HIGHLY VOLATILE.

    The Internet services markets have only recently begun to develop. They are evolving rapidly and there are many companies entering into these markets. These markets may not prove to be viable over a long period or, if they become viable, they may grow and contract many times. Our success depends, in part, on the willingness of businesses to outsource these functions and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If these markets fail to develop, or develop more slowly than expected, or contract more than expected, we may fail.

  WE MAY BE LIABLE FOR INFORMATION DISSEMINATED OVER OUR NETWORK.

    We may face liability for information carried on or disseminated through our network. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, without restricting access to this type of material by underage persons. In addition, other state and federal statutes continue to prohibit distribution of "obscene" materials and child pornography. Many states have adopted or are considering similar types of legislation.

    If Internet network providers can be held liable for information carried on or disseminated through these systems, they could be required to spend substantial resources, or to discontinue some service or product offerings. Further, the costs of defending against any claims and the potential adverse outcomes of these claims could have a material adverse effect on our intended business. While we plan to carry professional liability insurance, it may not be available at acceptable prices or adequate to compensate our losses or may not cover us if we become liable for information carried on or disseminated through our networks. Some Internet service providers and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. This practice could have a material adverse effect on our intended business.

    Some courts have held that Internet services providers and on-line service providers may be liable for damages for copying, distributing or displaying copyrighted materials, although the recently enacted Digital Millennium Copyright Act establishes "safe harbor" procedures that enable Internet service providers to avoid monetary liability for copyright infringement. See, "Business—Governmental Regulation."

TECHNOLOGY RISKS

  WE MAY NOT HAVE THE BEST TECHNOLOGY.

    The Internet services industry is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. Our success will depend, in part, on our ability to use new technologies quickly and effectively, to develop our technical expertise, to enhance our acquired companies' existing services and to develop new services to meet changing customer needs on a timely and cost-effective basis.

    Our ability to compete successfully will also depend upon the continued compatibility of our services with other companies' products and architectures. Industry standards may not be established or, if they become established, we may not be able to conform to them in a timely fashion.

  WE WILL DEPEND ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

    We will rely on local and long-distance telecommunications companies to provide data communications capacity. These providers may experience service disruptions or may have limited capacity, which could disrupt the services we intend to provide. We may not be able to replace or supplement these services on a timely basis or at all. In addition, because we will rely on third-party telecommunications services providers for our backbone connection to the Internet, we face the following limitations on our ability to serve and grow our customer base:

  •
  We will not control decisions regarding availability of service at any particular time.

  •
  We may not be able to deploy new technologies when we want to because our telecommunications providers may not be able to support that technology on their backbones.

    We will also depend on third-party suppliers of hardware components. As we and other on-line service providers grow, our suppliers may face a significant demand for their products, and some of these suppliers are likely to have limited resources and production capacity. If our suppliers fail to meet increasing demand, they may be unable to supply components and products in the quantities, at the quality levels and at the times we require, or at all. In addition, prices for these components and products may increase significantly. If a failure of our suppliers occurs and we are unable to develop alternative sources of supply, we will experience delays and increased costs in maintaining and expanding our business, and possible loss of customers.

  OUR NETWORK COULD BE DAMAGED OR FAIL.

    Our network infrastructure could be damaged by human error, physical or electronic security breaches, power loss or other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. A natural disaster or other unanticipated problem could cause service interruptions for our customers. In addition, if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason, our customers could experience service disruptions.

    We do not plan to maintain redundant or back-up facilities. Any accident, incident or system failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

  OUR SECURITY MEASURES MAY FAIL.

    The inappropriate use of the Internet is increasing. It includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." These problems could lead to interruptions, delays or cessation in service to our customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or in our customers' computer systems, which could cause losses to our customers or us or deter some persons from subscribing to our services.

    Fixing problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or stops in service to our customers, which could have a material adverse effect on our business, financial condition and results of operations. Any network malfunction or security breach could cause our customers' commercial transactions to be delayed, not completed at all, or completed with compromised security. In that case, customers or others might assert claims of liability against us. Further, security concerns may inhibit the growth of the Internet service industry and of our intended business.

  WE WILL DEPEND ON A GROWING DEMAND FOR INTERNET SERVICES.

    Our intended business will rely on demand for Internet services continuing to grow. Demand and market acceptance for many Internet products and services is still uncertain. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the continued growth of the Internet services markets.

    In particular, many published reports have indicated that a perceived lack of security of credit card numbers and other commercial data has significantly impeded commercial use of the Internet. Encryption or other technologies may not be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints that cause delays, transmission errors and other difficulties, unless resolved, may impede further development of the Internet.

  REGULATORY AND LEGAL UNCERTAINTIES MAKE OUR FUTURE UNCERTAIN.

    Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. The United States Congress has considered Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online.

    Changes in the regulatory environment relating to the Internet connectivity market also could affect the prices at which we may sell our services. For example, the FCC has determined that Internet service providers should not be required to pay interstate access charges to local telephone companies for each minute that dial-up users spend connected to Internet service providers through telephone company switches. However, this decision may be reconsidered if the FCC finds these calls to be "interstate." The FCC has also stated that it would be inclined to hold the provision of "phone-to-phone" Internet protocol telephone service to be a telecommunications service. If so, additional charges would apply. This would increase our costs of serving dial-up customers and could have a material adverse effect on our intended business.

    Moreover, the FCC may reconsider its past ruling that Internet access service is not "telecommunications" and that Internet service providers are not required to pay a percentage of their gross revenues as a "universal service contribution." The FCC has not determined conclusively whether or not Internet backbone service is a form of "telecommunications" that is a part of the universal service contribution requirement. If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, the costs of some of our intended business could increase substantially. See, "Business—Government Regulations."

OUR PLANNED REINCORPORATION IN DELAWARE

GENERALLY

    In February, 1999, at the suggestion of our investment bankers, our directors and shareholders approved our reincorporation into the state of Delaware. Upon implementation, this will result in our being governed by Delaware corporate law rather than Maryland corporate law. To defer some of the related expense until it is necessary, we decided to implement that change only after we complete our first acquisition.

    Immediately after reincorporation, there will be outstanding exactly the number of common shares, options and warrants that were outstanding immediately before the reincorporation. However, Landon Barretto has agreed that, as a part of the reincorporation process, he will contribute to the Company all of his outstanding Series A convertible preferred stock. Mr. Barretto will receive no consideration for contributing those shares. We will continue to be bound by the Long-Term Stock Incentive Plan after the reincorporation.

CERTAIN ANTI-TAKEOVER EFFECTS

    Our Delaware certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of Delaware law may hinder or delay an attempted takeover of Griffin other than through negotiation with our board of directors. These provisions could discourage some attempts to acquire us or to remove our incumbent management even if some or a majority of our stockholders thought it were in their best interest, including attempts that might result in the stockholders receiving a premium for their shares. The following paragraphs describe some of these issues:

  CLASSIFIED BOARD OF DIRECTORS; REMOVAL; VACANCIES

    Our Delaware certificate of incorporation provides that the board of directors will be divided into two classes of directors serving staggered two-year terms. The classification of directors will make it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director.

  ADVANCE NOTICE PROVISIONS FOR STOCKHODLER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

    Our Delaware bylaws establish an advance notice procedure with regard to stockholders' nominations for candidates for election to the board of directors. This procedure also applies to some matters to be brought before an annual meeting of our stockholders.

    For a stockholder to bring nominations and other business before an annual meeting, the stockholder must deliver notice to us between sixty and ninety days before the first anniversary of the preceding year's annual meeting. Other provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is changed by more than thirty days from the date contemplated in the prior year's proxy statement. The stockholder's notice must state specified information regarding the stockholder and his or her holdings of our stock, as well as some background information regarding any director nominee, together with the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. It must also give a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

    The Delaware bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business proposed by stockholders to be conducted at an annual meeting. However, the bylaws may make these processes more difficult than under our Maryland bylaws in these ways:

  •
  They may preclude a nomination for the election of directors or preclude the conduct of some business at an annual meeting if the proper procedures are not followed.

  •
  They may discourage or deter a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of Griffin, even if the conduct of this solicitation or the attempt might be beneficial to Griffin and our stockholders.

  SPECIAL STOCKHOLDERS' MEETINGS

    Under our Delaware certificate of incorporation and bylaws, special meetings of our stockholders, unless otherwise prescribed by statute, may be called only by the board of directors or by our Chairman or President, or by stockholders upon the written request of the holders of at least 10% of our securities outstanding and entitled to vote generally in the election of directors.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT

    Our Delaware bylaws prohibit the stockholders from taking any action by execution of a written consent.

  SECTION 203 OF DELAWARD'S CORPORATE LAW

    If our shares ever become listed on a national exchange or authorized for quotation on the NASDAQ Stock Market, we will be governed by Section 203 of the Delaware General Corporate Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    All of these provisions could have the effect of delaying, deferring or preventing a change in control of Griffin or reducing the price that some investors might be willing to pay in the future for our common stock.

ITEM 2.  FINANCIAL INFORMATION

    We began business as a newly formed corporation in August 1997. We have not yet conducted any operations, except researching, negotiating and documenting potential acquisitions, raising capital and preparing for our initial public offering. We present below summary financial information for the years ended December 31, 1999, 1998 and 1997 and for the periods ended September 30, 2000 and 1999. The summary financial information does not necessarily represent our future operating results or financial position.

Griffin Industries, Inc.	Actual, as at and for the Year Ended December 31, 1999	Actual, as at and for the Year Ended December 31, 1998	Actual, as at and for the Period Ended December 31, 1997	Actual, as at and for the Period Ended September 30, 2000	Actual, as at and for the Period Ended September 30, 1999
Operating Statement Data:
Investment Income	$37,381	$40,362	$0	$13,418	$24,766
Operating Income (Loss)	$(716,311)	$(1,147,607)	$(33,637)	$(454,186)	$(586,352)
Net Income (Loss)	$(716,311)	$(1,147,607)	$(33,637)	$(454,186)	$(586,352)
Net Income (Loss) per common share	$(0.25)	$(0.50)	$(0.05)	$(0.16)	$(0.20)
Balance Sheet Data:
Working Capital (Deficiency)	$513,587	$1,110,824	$(32,760)	$99,776	$604,202
Total Assets	$544,775	$1,162,521	$68,563	$149,916	$655,899
Shareholders' equity (Deficiency)	$514,775	$1,112,521	$(32,760)	$100,964	$595,169

    We have no long-term obligations and have never declared any dividends. Because we have not yet conducted any operations other than raising capital and preparing to acquire companies, these results are not necessarily indicative of our future financial condition or results of operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    Certain statements below constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements.

    The following discussion should be read in conjunction with, and is qualified in its entirety by, the financial information attached hereto.

OVERVIEW

    As of September 30, 2000, our assets consisted entirely of cash of approximately $15,000 and a note receivable from Landon Barretto in the principal amount of $125,000. We have no liabilities other than ongoing professional fees and the general and administrative expenses described below. Since inception, we have earned revenues only from interest on our stock sale proceeds.

    Our costs and expenses include

  •
  general and administrative expenses (paid to Barretto Pacific Corporation)

  •
  professional fees

  •
  offering expenses

    General and administrative services have been provided by Barretto Pacific Corporation, which is wholly owned by Landon Barretto. These expenses consist of the salary and associated benefits of Ron Aguilar and others who have spent their full-time working on our affairs, as well as the cost of travel, entertainment, rent, utilities, and other general and administrative related costs incurred on our behalf. General and administrative costs are expected to increase when we resume active operations.

    Professional fees consist primarily of legal and accounting fees. These have been incurred primarily to prepare the documents necessary to raise capital, to conduct due diligence on acquisition candidates, to attempt to acquire companies, and to prepare for an intended initial public offering.

    Offering expenses consist primarily of the finders' fees and other expenses we incurred to raise capital.

REVENUES

    We have had no revenues except for interest earned on the proceeds of our stock sales. From inception through September 30, 2000, this totaled $91,161.

COST AND EXPENSES

    Total cost and expenses decreased 37% from 1998 to 1999. This decrease was primarily due to reduced capital raising and acquisition activities during 1999. Total costs and expenses for the 9-month period ending September 30, 2000 decreased 24% from the corresponding period in 1999. This decrease was primarily due to reduced operating activities.

    General and administrative expenses decreased 27% from 1998 to 1999. This decrease was primarily as a result of fewer reviews of potential acquisitions during 1999. General and administrative expenses for the 9-month period ending September 30, 2000 decreased 13% from the corresponding period in 1999.

    Professional fees decreased 47% from 1998 to 1999. This decrease was primarily a result of reduced due diligence activity during 1999. Professional fees for the 9-month period ending September 30, 2000 decreased 40% from the corresponding period in 1999. This decrease was primarily due to reduced operating activities.

    Offering expenses decreased 98% from 1998 to 1999. This decrease was the result of the sharp reduction in the sale of our stock during 1999. We have incurred no offering expenses in 2000.

RESULTS OF OPERATIONS

    We have had no revenues except $91,161 in interest earned on the proceeds of our stock sales. We have spent virtually all of our funds attempting to purchase and consolidate businesses in the heavy equipment industry and, later, in the Internet services industry, and to pursue an initial public offering. Our loss from operations decreased 38% from 1998 to 1999, primarily as a result in a decrease in our acquisition efforts during 1999. Our loss from operations during the 9-month period ending September 30, 2000 decreased 23% from the corresponding period in 1999. This decrease was primarily due to reduced operating activities.

LIQUIDITY AND CAPITAL RESOURCES

    We have used virtually all of our cash. Therefore, to resume active pursuit of our business plan, we must raise significant additional capital, for the following purposes:

  •
  Acquire a company. We plan to structure our first acquisition as a stock transaction in which, through a merger or otherwise, we will pay for the target company entirely with our stock. Nonetheless, we will need capital to pay costs in connection with this transaction. We plan to raise these funds once our common stock is being quoted on the OTC Bulletin Board.

  •
  Operate, grow and make additional acquisitions. We expect a continued negative cash flow after our first acquisition, given our plans to acquire additional businesses and to grow and make capital investments in the businesses we acquire. We will need to fund these costs by additional sales of common and/or preferred stock, all of which are likely to further dilute our existing investors.

    As of September 30, 2000, we have not received any commitments for any of the capital we will need and we have not entered into any obligations to spend any material amounts of capital.

ITEM 3.  PROPERTIES

    We have no material properties or facilities. Our only assets are the limited cash remaining from our prior sales of securities and a $125,000 note receivable from Landon Barretto. Once we acquire our first company, we intend to establish a headquarters office.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The number of shares of our common stock owned as of September 30, 2000, by each person known by us to own in excess of 5% of the stock, and the percentage of the outstanding common stock represented by the holding, is shown in the table below. No material consideration was paid for any of these shares. Each person possesses the sole power to vote and dispose of the shares indicated:

Title of Class	Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Landon Barretto 1111 Third Avenue Suite 2500 Seattle, WA 98101	1,504,330(1)	38.0%
	Greg Zeitler 4633 Mountain Highway North Vancouver, B.C. V7K 2V7 Canada	220,000(2)	5.6%
	Ron Aguilar 1111 Third Avenue Suite 2500 Seattle, WA 98101	200,000(3)	5.0%

(1)
Includes 500,000 shares subject to a currently exercisable warrant at $1.00 per share, expiring March 17, 2003.

(2)
Does not include an additional 300,000 shares subject to a warrant exercisable at $1.00 per share, expiring May 1, 2001. Such shares will become exercisable only as the Company generates earnings, which is not anticipated during the 60 days following the date hereof.

(3)
Includes 100,000 shares subject to a currently exercisable warrant at $1.00 per share, expiring December 1, 2002, and 100,000 shares subject to a currently exercisable warrant at $1.00 per share, expiring December 31, 2003.

Title of Class	Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Series A Preferred	Landon Barretto 1111 Third Avenue Suite 2500 Seattle, WA 98101	2,500,000	100%

    The number of shares of our common stock owned as of September 30, 2000, by each of our directors and executive officers and by all of our directors and officers, as a group, is as follows. No material consideration was paid for any of these shares. Each person possesses the sole power to vote and dispose of the shares indicated:

Title of Class	Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Landon Barretto	1,504,330	(4)	38.0%
	Directors and officers as a group	1,504,330		38.0%
Series A Preferred	Landon Barretto	2,500,000		100%

(4)
Includes 500,000 shares subject to a currently exercisable warrant at $1.00 per share, expiring March 17, 2003.

    Upon a redemption event, each share of Series A convertible preferred stock will convert into five shares of common stock, for a total of 12,500,000 shares of common stock. Redemption events include the following:

  •
  any event or transaction, where the consummation of the event or transaction would constitute a control change of Griffin

  •
  any tender offer of shares made under Section 14 of the Securities Exchange Act which, upon approval and completion, would effect a significant change of control of Griffin

  •
  a liquidation or dissolution of Griffin

    In connection with our reincorporation in the State of Delaware, which we expect to implement after our first acquisition, Mr. Barretto has agreed to contribute his shares of Series A convertible preferred stock to the capital of Griffin, for no consideration.

    Following reincorporation into Delaware, no shares of preferred stock will be outstanding. However, our board of directors will be authorized, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These preferred shares may have rights senior to those of the common stock.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

    We have one director and two advisory directors. The sole director and executive officer of the Company is:

Name	Age, Position	Current Term Expires	First Date of Service
Landon Barretto	39, President, Chairman, Chief Executive Officer, Director	Next annual meeting of stockholders(5)	October, 1997 all positions

(5)
No meeting is currently scheduled.

    Our Maryland articles of incorporation require that we have three directors. Currently, however, we have only one, Landon Barretto. In accordance with our Maryland bylaws, Mr. Barretto is currently serving a one-year term as director. After reincorporation we will be authorized to have the number of directors set by the board. We plan to have three directors. In accordance with our Delaware certificate of incorporation, the board of directors will be divided into two classes, as nearly equal in number as possible, with each director to serve a two-year term or until the director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election and until their successors have been duly elected and qualified or until the director's earlier death, resignation or removal.

    Ron Aguilar is employed by Barretto Pacific Corporation, which is wholly owned by Landon Barretto. However, until September 1, 2000, Mr. Aguilar worked full time on our affairs and he continues to serve as our Secretary and Director of Investor Relations and Administration. Mr. Aguilar has worked for Barretto Pacific Corporation since 1994. From September, 1993 until he joined Barretto Pacific Corporation, Mr. Aguilar was a currency trader at A&A Management & Company. Mr. Aguilar was the president of The Imagery Group, an advertising boutique from 1992 until he joined A&A. Mr. Aguilar graduated from Memorial University of Newfoundland in 1992, with a double major in

Psychology and Political Science. He also completed Certificates in Business Administration and Public Administration.

    The business background of our director and sole executive officer and of our two advisory directors is as follows:

LANDON BARRETTO

    Mr. Barretto, 39, is the founder, Chairman of the board, President, and Chief Executive Officer of Griffin. He has served as a director since we began and currently is serving a one-year term to expire at the next annual meeting of our shareholders. He is also the President of Barretto Pacific Corporation. From 1987 - 1993, Mr. Barretto was President of Landon Barretto Organization, a financial intermediary that provided financing to privately held businesses. From 1984 - 1986, Mr. Barretto was President of Landon Barretto Investor Services, which was an introducing broker for Frankwell Enterprises of Hong Kong, a securities and commodities trading firm. Mr. Barretto has also acted as principal in numerous real estate transactions, created and taught a proprietary sales training seminar, founded several companies, including a manufacturing and mail order company, and conducted business extensively throughout Asia. Mr. Barretto received an Associates degree in business management in 1983 from Hawaii Pacific University.

WILLIAM J. NANCE

    Mr. Nance, 50, is one of our two advisory directors. He currently serves as the Treasurer and is a member of the board of directors of Intergroup Corporation a publicly traded company. He served as that company's Chief Operating Officer and Chief Financial Officer from 1987 - 1990. Mr. Nance is also the President and Chief Operating Officer of LightForce Internet Media Inc., an internet entertainment content provider. He is also the President of Century Plaza Printers and Digitext Inc. Mr. Nance also serves as a director of Santa Fe Financial Corporation, Portsmouth Square, Inc., and Healthy Planet Products, Inc., all publicly traded companies. Mr. Nance graduated from California State University Los Angeles and is a Certified Public Accountant.

FRANK LAYTON

    Mr. Layton, 49, is one of our two advisory directors. He is the Vice President of Business Development for Neighborhood Box Office, Inc., and is responsible for the company's financing activities. Since the inception of the company in 1994 Mr. Layton has raised $12 million to finance its activities. NBO manages and distributes retail gift certificates and entertainment ticketing through its proprietary kiosk systems and through its Web site—@NBO.com. Mr. Layton attended the University of California Santa Barbara.

ITEM 6.  EXECUTIVE COMPENSATION

Long-Term Compensation
Annual Compensation
Name and primary position			Securities Underlying Options
	Year	Salary/Bonus
Landon Barretto, President, CEO	1999 1998 1997	0 0 0	0 0 3,100,000 common shares(6)

(6)
This warrant has now been canceled. It would have expired on December 31, 2000, and was exercisable only in proportion to our cumulative earnings. On March 17, 2000, Mr. Barretto voluntarily surrendered this warrant. At that time, we had no earnings. In exchange, he received a new immediately exercisable warrant to purchase 500,000 shares of common stock at $1.00 per share. This new warrant expires on March 17, 2003.

    To date, we have not paid or accrued any remuneration to any employee. Landon Barretto, our Chief Executive Officer and only current employee has agreed not to receive any salary or any other form of cash compensation until we have successfully completed our first acquisition. However, through August, 2000, we have reimbursed Barretto Pacific Corporation, which is wholly owned by Mr. Barretto, for the salary and related benefits it pays to or on behalf of its employees who spend their full time working on our affairs. This amount has always been less than $100,000 per year for each of those employees. Commencing September 1, 2000, one employee of Barretto Pacific Corporation has spent less than his full time working on our affairs. As a result, since that time Barretto Pacific Corporation has borne that expense on our behalf and will not seek reimbursement from us for that expense.

    All of our executives are eligible to receive grants of stock options under our 1999 Long-Term Stock Incentive Plan. We have not yet granted any options under that plan. See, "Description of Registrant's Securities to be Registered—Stock Incentive Plan." In addition, our board of directors, in its sole discretion, may grant bonuses to our executives.

    As of September 30, 2000, we have one director and no outside directors. Outside directors are entitled to receive an annual retainer fee of $3,000, plus reimbursement of expenses for each meeting of the board of directors and each committee meeting that they attend in person. They also receive a fee for attendance in person at any meeting at a per diem rate of $500. Pursuant to a standing resolution of the board, on each January 1 and July 1 each outside director is granted a 5-year option to purchase 10,000 common shares at the then fair market value of our common stock. Those options are fully exercisable as of the date of the grant. We have two former outside directors who each were granted 50,000 of these options. These options expire as follows:

Number of Options	Expiration Date	Exercise Price
20,000	January 1, 2003	$1.00
20,000	July 1, 2003	$3.00
20,000	January 1, 2004	$3.00
20,000	July 1, 2004	$3.00
20,000	January 1, 2005	$3.00

    The average exercise price of these 100,000 options is $2.60.

    Our only employee, Mr. Barretto, does not have an employment agreement. We intend to enter into an employment agreement with him and each of other senior executives we may hire. The primary terms of Mr. Barretto's agreement have not been approved by the board, but we expect that they may include the following:

  •
  term—three years, with automatic extensions for additional three-year periods

  •
  initial annual base salary—$150,000, increased based on meeting performance targets

  •
  other compensation—significant annual bonus, based on our performance

    The provisions of the employment arrangements for the other senior executives we may hire have not yet been established.

    In addition, Mr. Barretto holds all 2,500,000 issued and outstanding shares of our Series A convertible preferred stock. These shares convert into 12,500,000 shares of common stock if there is a change in the control of Griffin. Mr. Barretto has agreed to surrender these preferred shares back to Griffin in connection with our planned reincorporation in Delaware. See, "Description of Registrant's Securities to be Registered—Preferred Stock."

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Except as provided below, since January 1, 1999 there has been no transaction involving us, and there is no proposed transaction involving us, in which the amount involved exceeds $60,000, and in which any director, executive officer, director nominee, 5% shareholder or family member of any of the foregoing is involved.

ARRANGEMENT WITH BARETTO PACIFIC CORPORATION

    Landon Barretto, our President, Chief Executive Officer and sole director is also the President and sole shareholder of Barretto Pacific Corporation, a Nevada corporation. Although we have not entered into a formal agreement, Barretto Pacific Corporation has at all times provided us with all of our executive, managerial and administrative services.

    For these services, we pay the following:

  •
  the salaries and other approved compensation and expenses of the employees of Barretto Pacific Corporation who spend substantially all of their business time working on our affairs

  •
  third party expenses incurred on our behalf, including rent, travel, telephone and legal and accounting fees

    As of September 30, 2000, we had reimbursed Barretto Pacific Corporation, $846,009 for these expenses. As of September 30, 2000, there was no balance receivable or payable between the two companies. Beginning September 1, 2000, Barretto Pacific Corporation has paid the employment expense of its employee who, since that time, works part time on our affairs, without reimbursement.

LOAN TO LANDON BARRETTO

    On October 19, 1998 we entered into a revolving loan arrangement with Mr. Barretto under which he can borrow up to $125,000 at 7.75% per annum. All amounts borrowed under this arrangement were originally due and payable in full on December 1, 2000. As of September 30, 2000, a total of $133,109, including principal and interest, was outstanding. We have extended the due date of this loan to June 30, 2001.

ITEM 8.  LEGAL PROCEEDINGS

    Not applicable.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    There is no established public trading market for our common stock. We intend to seek one or more market makers who will provide quotations for our common stock on the OTC Bulletin Board.

    As of September 30, 2000, we had approximately 134 common shareholders of record and 2,869,633 common shares outstanding. Of those shares, on September 30, 2000:

  •
  1,845,633 were eligible to be sold freely, without compliance with Rule 144

  •
  524,000 were eligible to be sold under Rule 144

  •
  500,000 will be eligible to be sold under Rule 144 on May 13, 2002

    As of September 30, 2000, an additional 1,388,000 common shares were reserved for issuance under outstanding options or warrants and an additional 458,914 common shares were reserved for issuance under our 1999 Long-Term Stock Incentive Plan.

    We have never paid any dividends and have no plans to do so.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

    We have raised capital three times:

  •
  In late 1997 and early 1998 we raised our initial capital by selling 1,000,000 shares of common stock at $1.00 per share, for total proceeds of $1,000,000. After payment of cash commissions, finders' fees and legal fees, we realized net proceeds of $675,128.(7) This was a public offering under SEC Regulation E. As a result, the shares sold in that transaction are freely tradable. No underwriter acted on behalf of the Company.

  •
  In mid-1998, we raised a total of $1,789,899, selling 596,633 shares of common stock at $3.00 per share in a private offering to accredited and a limited number of unaccredited investors under Rule 506 of SEC Regulation D. After payment of cash commissions and finders' fees, we realized net proceeds of $1,615,436.

  •
  In March 1999, we sought to raise up to $5 million to finance our first acquisition in the heavy equipment industry. However, we terminated this offering after selling 23,000 shares at $3.00 per share, for a total of $69,000 to one overseas accredited investor under SEC Regulation S. After payment of cash commissions and finders' fees, we realized net proceeds of $60,143.

    Therefore, we have sold a total of 1,619,633 common shares for a total of $2,858,899. We have used our funds to research, obtain valuations of, negotiate with and conduct due diligence on potential acquisition targets, comply with our legal and accounting obligations, raise capital and prepare for our initial public offering.

    As a part of our organizational, capital raising and ongoing activities, through September 30, 2000, we have also issued the following securities to employees, directors and consultants, solely to founders (at minimal cost) and for services rendered:

  •
  1,250,000 common shares(8)

  •
  warrants to purchase 1,288,000 shares of common stock at $1.00 per share(9)

  •
  options to outside directors to purchase 20,000 shares of common stock at $1.00 per share and options to outside directors to purchase 80,000 shares of common stock at $3.00 per share(10)

  •
  2,500,000 shares of Series A convertible preferred stock(11)

    All of these shares, warrants and options were issued for services rendered, except the preferred stock, which was issued for $2,500.

(7)
In connection with this offering, we also delivered to finders warrants to purchase 150,000 common shares at $1.00 per share.

(8)
All but 50,000 of these shares were issues to founders upon formation of Griffin. The remaining 50,000 shares were delivered to an investment banking firm on January 26, 1999, as a break-up fee.

(9)
300,000 of these warrants expire on May 1, 2001; 288,000 expire on December 1, 2002; 100,000 expire on December 21, 2003; and 500,000 expire on March 17, 2003. Upon formation, Mr. Barretto was issued a warrant to purchase 3,100,000 shares, expiring December 31, 2000. On March 17, 2000, he exchanged this warrant for the 500,000 share warrant reflected here.

(10)
20,000 of the options expire on each of the following dates: January 1, 2003; July 1, 2003; January 1, 2004; July 1, 2004; and January 1, 2005.

(11)
Upon formation, we issued these preferred shares to Landon Barretto. Mr. Barretto has agreed to surrender these preferred shares in connection with our planned reincorporation in Delaware.

    We have also reserved 458,914 shares of common stock for issuance upon exercise of options that can be granted under our 1999 Long-Term Stock Incentive Plan. As of September 30, 2000, no options have been granted under that plan.

    The total number of our outstanding shares, warrants and options will not change when we reincorporate into Delaware. However, in connection with the reincorporation, Mr. Barretto has agreed to contribute back to Griffin all of the currently outstanding shares of Series A convertible preferred stock.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

    Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. Upon reincorporation in Delaware, our authorized capital will consist of 9,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value. As of September 30, 2000, there were 2,869,633 shares of common stock and 2,500,000 shares of Series A convertible preferred stock outstanding.

COMMON STOCK

    The following applies to our common stock, as currently outstanding, and as outstanding upon our reincorporation in Delaware:

    Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Cumulative voting for directors is not allowed.

    Subject to the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to all holders of preferred stock, holders of common stock are entitled to receive on a pro rata basis all our remaining assets available for distribution to the stockholders upon our liquidation, dissolution, or winding up.

    Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the currently outstanding preferred stock and the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

    Upon reincorporation in Delaware the board of directors will be divided into two classes, each serving for two-year terms. See, "Directors and Executive Officers." See, also, "Business—Our Planned Reincorporation in Delaware."

PREFERRED STOCK

    As of September 30, 2000, 2,500,000 shares of our Series A convertible preferred stock were outstanding. All of those shares were owned by Landon Barretto. Currently, these shares are not authorized to vote in elections of directors. However, upon a redemption event, each share of Series A convertible preferred stock will convert into five shares of common stock, for a total of 12,500,000 common shares. Redemption events include the following:

  •
  any event or transaction, where the consummation of the event or transaction would constitute a control change of the Company

  •
  any tender offer of shares made under Section 14 of the Securities Exchange Act which, upon approval and completion, would effectuate a significant change of control of the Company

  •
  a liquidation or dissolution of the Company

    In connection with our reincorporation in the state of Delaware, Mr. Barretto has agreed to contribute all of those shares of convertible preferred stock back to Griffin.

    Following reincorporation into Delaware, no shares of preferred stock will be outstanding. Thereafter, our board of directors will be authorized, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These preferred shares may have rights senior to those of the common stock.

    The issuance of preferred stock may delay or prevent a change in control of Griffin. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In some circumstances, the issuance could decrease the market price of the common stock. We currently have no plans to issue any additional shares of preferred stock.

WARRANTS

    As of September 30, 2000, there were outstanding warrants to purchase 1,288,000 shares of our common stock. All of these warrants are fully vested and exercisable. Mr. Barretto holds warrants to purchase 500,000 of these shares. Each warrant entitles the holder to purchase one share of our common stock for $1.00. A warrant to purchase an additional 25,000 shares of common stock at $1.00 per share is also outstanding and will vest on December 31, 2000(12). The vested warrants can be exercised until the following expiration dates:

No. of Warrants	Expiration Date
300,000	May 1, 2001
388,000	December 1, 2002
100,000	December 31, 2002
500,000	March 17, 2003

OPTIONS

    As of September 30, 2000, there were outstanding options to purchase 100,000 shares of our common stock at an average exercise price of $2.60 per share. All of these options were issued to our two former outside directors, as a part of their compensation for serving as directors. See, "Management—Compensation of Directors."

STOCK INCENTIVE PLAN

    We adopted our 1999 Long-Term Incentive Plan to provide incentives to attract and retain executive officers, directors, employees and other key personnel. All employees, including all officers, are eligible to receive grants under the plan. A committee of the board will administer the plan. We have reserved 458,914 shares of common stock for issuance under the plan. The total number of shares that may be issued under the plan is 15% of our total outstanding common shares. We have not yet granted any awards under the plan.

(12)
This warrant will be exercisable until December 1, 2002.

    Awards must be paid in full when exercised. Awards may be paid in cash or cash equivalents, by delivery of shares of common stock already owned, by granting replacement awards or any combination those methods, as the committee determines.

    We can issue the following awards under the plan:

  STOCK OPTIONS

    The plan permits us to grant options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, and to grant options that do not so qualify. The exercise price of each option will be determined by the committee but may not be less than 100% of the fair market value of the common stock on the date of grant.

    The committee will fix the term of each option. The committee will determine at what times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

  STOCK APPRECIATION RIGHTS

    The committee may approve the grant of a right to receive a number of shares or, in the discretion of the committee, an amount in cash, based on the increase in the fair market value of the shares subject to the right during the period specified by the committee.

  STOCK UNIT AWARDS

    The committee may grant the right to receive stock in the future free from any restrictions.

  PERFORMANCE SHARE AWARDS

    The committee may grant performance share awards entitling the participants to receive shares of common stock or the right to receive stock in the future contingent upon the achievement of individual or company performance or other objectives.

  RESTRICTED STOCK AWARDS

    The committee may award shares of common stock subject to the conditions and risks of forfeiture that the committee determines. These conditions and risks of forfeiture may include the achievement of performance goals and/or continued employment with us through a specified period. If the performance goals and any other restrictions are not attained, the participants would forfeit their restricted stock.

  RESTRICTED STOCK UNIT AWARDS

    The committee may award restricted stock units, which is the right to receive shares of restricted stock in the future. The restricted stock units will be governed by the conditions and risks of forfeiture that the committee determines. These conditions and risks of forfeiture may include the achievement of performance goals and/or continued employment with us through a specified period. If the performance goals and other restrictions are not attained, the participants will forfeit their restricted stock units.

  DIVIDEND AND DIVIDEND EQUIVALENTS

    When granting an award the committee may also grant the holder the right to receive dividend or dividend equivalent payments with respect to the stock subject to the award.

    The committee may make appropriate and equitable adjustments in outstanding awards to reflect common stock dividends and splits, and any merger, liquidation or other transaction involving Griffin.

    Our board may at any time amend or terminate the plan and the committee may at any time suspend or cancel outstanding awards. However, no action may be taken that adversely affects any rights under an outstanding award without the holder's consent. Further amendments to the plan must be approved by our stockholders if and to the extent required by the Internal Revenue Code.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

UNDER MARYLAND LAW

INDEMNIFICATION

    Our Maryland articles of incorporation require us to indemnify our directors, officers and agents to the fullest extent permitted by Maryland law. Thus, we indemnify them against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they are made a party by reason of their service in those or other capacities. However, we do not provide indemnity if it is established:

  •
  that the act or omission of the party seeking to be indemnified was material to the matter giving rise to the proceeding and was committed in bad faith

  •
  that the act or omission of the party seeking to be indemnified was the result of active and deliberate dishonesty

  •
  the party actually received an improper personal benefit

  •
  in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful

    Our Maryland bylaws provide that we may purchase and maintain insurance on behalf of any person who is or was our director, officer or agent against any liability asserted out of his or her position, whether or not we would have the power to indemnify him or her against that liability. However, the insurance may not protect against liabilities for willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

LIMITATION OF LIABILITY

    Our Maryland articles of incorporation also limit the liability of our directors and officers to Griffin and our stockholders for money damages to the fullest extent permitted by Maryland law. This limit does not apply, however, to the extent

  •
  it is proved that the person actually received an improper benefit or profit

  •
  a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the claim.

UPON REINCORPORATION IN DELAWARE

INDEMNIFICATION

    Delaware law allows a corporation to provide broad indemnity rights to its officers, directors and other employees, as follows:

  CLAIMS BY THIRD PARTIES

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, as long as the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

  CLAIMS ON BEHALF OF THE COMPANY

    A Delaware corporation may indemnify any person who is, was, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, as long as the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest. However, no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action brought on behalf of the corporation, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Our Delaware bylaws provide for the indemnification of our directors and officers to the fullest extent authorized in the Delaware corporate law. The indemnification provided under the Delaware bylaws includes the right to be paid the expenses, including attorneys' fees, in advance of any proceeding for which indemnification may be had. However, the payment of these expenses, including attorneys' fees, incurred by a director or officer in advance of the final disposition of a proceeding may be made only if the director or officer delivers to us an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

    Pursuant to the Delaware bylaws, if we do not pay a claim for indemnification within ninety days after we have received a written claim, the claimant may thereafter bring an action to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting that action.

    We may, by action of our board, provide indemnification to our other employees and agents to the fullest extent allowed by Delaware law.

    Under Section 145 and the Delaware bylaws, we have the power to purchase and maintain insurance for any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another enterprise. We can purchase this insurance whether or not we would have the power to indemnify the person against these liabilities under the Delaware General Corporate Law.

LIMITATION OF LIABILITY

    As permitted by the Delaware General Corporation Law, our Delaware certificate of incorporation provides that our directors shall not be personally liable to Griffin or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

  •
  for any breach of the director's duty of loyalty to Griffin or to our stockholders

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  •
  under Section 174 of the Delaware General Corporate Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock

  •
  for any transaction from which the director derives an improper personal benefit

    As a result of this provision, we and our stockholders may also be unable to obtain monetary damages from a director for breach of his or her duty of care.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    See Item 15(a), below.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Not applicable

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial statements—the following financial statements are filed as a part of this registration statement:

    1.
    Financial statements as at December 31, 2000 and 1999, including Report of Independent Auditors Ernst & Young LLP, Balance Sheets, Statements of Operations, Statements of Stockholders' Deficit, Statements of Cash Flows and Notes to Financial Statements

    2.
    Financial statements as at December 31, 1997, including Report of Independent Auditors Ernst & Young LLP, Balance Sheet, Statement of Operations and Deficit, Statement of Stockholders' Deficit, Statement of Cash Flows and Notes to Financial Statements

    3.
    Financial statements (unaudited) for nine month periods ending September 30, 2000 and 1999, including Balance Sheet, Statement of Operations and Deficit, Statement of Cash Flows and Notes to Financial Statements

    (b) Exhibits—See the Exhibit Index following the signature page in this Registration Statement, which is incorporated by this reference.

FINANCIAL STATEMENTS
GRIFFIN INDUSTRIES, INC.
December 31, 1999 and 1998

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
 Griffin Industries, Inc.

    We have audited the accompanying balance sheets of Griffin Industries, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the years ended December 31, 1999 and 1998 and the period from October 14, 1997 to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Industries, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years ended December 31, 1999 and 1998 and the period from October 14, 1997 to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                      ERNST & YOUNG LLP
                      Chartered Accountants

Vancouver, Canada,
February 4, 2000.

Griffin Industries, Inc.

BALANCE SHEETS

As at December 31

	1999 $	1998 $
ASSETS
Current
Cash and cash equivalents [note 5]	410,925	1,074,698
Loan receivable [note 6]	132,662	86,126

Total current assets	543,587	1,160,824

Capital asset	1,188	1,697

	544,775	1,162,521

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current
Accrued expenses	30,000	50,000

Total liabilities	30,000	50,000

Stockholders' equity (deficiency)
Preferred stock, $.001 par value, 5,000,000 shares authorized, 2,500,000 shares issued and outstanding [note 4]	2,500	2,500
Common stock, $.001 par value, 50,000,000 shares authorized, 2,869,633 [1998—2,296,633] shares issued and outstanding [note 4]	2,869	2,296
Additional paid-in capital [note 4]	2,534,539	2,288,969
Unearned compensation	(127,578)	—
Accumulated deficit under development stage	(1,897,555)	(1,181,244)

Total stockholders' equity (deficiency)	514,775	1,112,521

	544,775	1,162,521

See accompanying notes

On behalf of the Board:	/s/ LANDON BARRETTO Director	/s/ GERRY GILL Director

Griffin Industries, Inc.

STATEMENTS OF OPERATIONS

	Years Ended		Period from October 14, 1997 to December 31, 1999 $
	December 31, 1999 $	December 31, 1998 $
REVENUE
Investment income	37,381	40,362	77,743

EXPENSES[note 6]
Professional fees	293,572	556,007	870,466
Management fees	299,726	349,650	649,376
Travel	88,569	238,709	333,180
Office and miscellaneous	65,816	32,803	105,467
Directors' fees	5,500	10,500	16,000
Depreciation expense	509	300	809

	753,692	1,187,969	1,975,298

Loss [note 3]	(716,311)	(1,147,607)	(1,897,555)

See accompanying notes

Griffin Industries, Inc.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

Year ended December 31, 1999

	Common Stock		Preferred Stock
	Number of Shares #	Amount $	Number of Shares #	Amount $	Additional Paid-in Capital $	Unearned Compensation $	Accumulated Deficit $
Balance, October 14, 1997	—	—	—	—	—	—	—
Issuance of common stock [note 4]	700,000	700	—	—	—	—	—
Issuance of preferred stock [note 4]	—	—	2,500,000	2,500	—	—	—
Shares to be issued [note 4]	139,000	139	—	—	138,861	—	—
Stock issue costs [note 4]	—	—	—	—	(141,323)	—	—
Loss	—	—	—	—	—	—	(33,637)

Balance, December 31, 1997	839,000	839	2,500,000	2,500	(2,462)	—	(33,637)

Issuance of common stock [note 4]	1,457,633	1,457	—	—	2,649,443	—	—
Stock issue costs [note 4]	—	—	—	—	(358,012)	—	—
Loss	—	—	—	—	—	—	(1,147,607)

Balance, December 31, 1998	2,296,633	2,296	2,500,000	2,500	2,288,969	—	(1,181,244)

Issuance of common stock [note 4]	23,000	23	—	—	68,977	—	—
Issuance of common stock for compensation [note 4]	550,000	550	—	—	185,450	(127,578)	—
Stock issue costs [note 4]	—	—	—	—	(8,857)	—	—
Loss	—	—	—	—	—	—	(716,311)

Balance, December 31, 1999	2,869,633	2,869	2,500,000	2,500	2,534,539	(127,578)	(1,897,555)

See accompanying notes

Griffin Industries, Inc.

STATEMENTS OF CASH FLOWS

	Year ended		Period from October 14, 1997 to December 31, 1999 $
	December 31, 1999 $	December 31, 1998 $
OPERATING ACTIVITIES
Loss	(716,311)	(1,147,607)	(1,897,555)
Add item not affecting cash:
Accrued interest	(6,669)	(993)	(7,662)
Depreciation expense	509	300	809
Stock based compensation	58,422	—	58,422

	(664,049)	(1,148,300)	(1,845,986)
Changes in operating assets and liabilities:
Prepaid expenses	—	15,000	—
Accrued expenses	(20,000)	40,000	30,000

Cash used in operating activities	(684,049)	(1,093,300)	(1,815,986)

INVESTING ACTIVITIES
Purchase of capital assets	—	(1,997)	(1,997)
Loan receivable	(39,867)	(85,133)	(125,000)

Cash used in investing activities	(39,867)	(87,130)	(126,997)

FINANCING ACTIVITIES
Proceeds from common and preferred stock, issued for cash net of issuance costs [note 4]	60,143	2,292,888	2,353,908
Change in accounts payable related to issue costs	—	(91,323)	—

Cash provided by financing activities	60,143	2,201,565	2,353,908

Increase (decrease) in cash during the period	(663,773)	1,021,135	410,925
Cash and cash equivalents, beginning of period	1,074,698	53,563	—

Cash and cash equivalents, end of period	410,925	1,074,698	410,925

See accompanying notes

Griffin Industries, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 1999

1.  ORGANIZATION

    Griffin Industries, Inc. (the "Company"), was incorporated in Maryland on October 14, 1997 to be a venture capital vehicle for investors. As such, it was qualified as a business development company under the Investment Company Act of 1940. As a business development company, it was eligible to make investments in qualifying companies and would have earned returns, if any, upon the liquidation of those investments. Since inception the Company has utilized its funds to research, negotiate with, and conduct due diligence on potential acquisition targets, complete valuations, prepare for an Initial Public Offering ("IPO"), and to comply with legal and accounting obligations.

    After identifying, contacting and investigating many equipment companies, the Company determined that it would be more profitable to purchase entire companies or businesses. As a result, the Company terminated its status as a business development company and its regulation under the Investment Company Act of 1940, and began efforts to simultaneously acquire several companies in the heavy equipment industry.

    In 1998 the Company was contacted by a major underwriter who, after meeting with the Company's management, proposed that the Company conduct an initial public offering in lieu of raising private equity capital. The underwriter suggested an IPO in which the funds to acquire a number of companies would be raised. On August 27, 1998, a meeting in anticipation of beginning preparation of the IPO was held. At that meeting the analyst of the lead underwriter noted that due to worldwide economic conditions, the stock markets were experiencing a sell off. He indicated that his firm had decided to delay its IPO business for the remainder of the year and asked that the Company wait for conditions to improve before proceeding with the IPO.

    To prepare for the IPO and on the advice of its investment bankers, in November 1998, the Company voluntarily terminated its status as a reporting company and prepared to reincorporate in Delaware. In January, 1999, the underwriters told the Company that public market conditions in the heavy equipment industry were still not appropriate for a public offering. As a result, the Company determined to once again pursue private capital to complete its equipment industry consolidation. After a series of negotiations, the Company received a letter of intent from a private hedge fund for a $5 million equity investment. The Company also negotiated the purchase of a southern California based equipment distributor and also completed a valuation on a second southern California based equipment distributor. However, equipment sector valuations continued to be depressed. The Company therefore determined that it was in its shareholders' best interests to discontinue its efforts to obtain the private hedge fund investment or to acquire any equipment distributors and to seek a different sector where greater shareholder returns were available.

    After conducting extensive research, the Company's Board of Directors decided to pursue acquisitions in the Internet services sector. In January, 2000 the Company executed a nonbinding letter of intent to acquire an Internet Services Provider based in British Columbia, Canada.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Financial instruments

    For certain of the Company's financial instruments, including cash and cash equivalents, loan receivable and accrued expenses the carrying amounts approximate fair value due to their short-term nature.

(B) Cash and cash equivalents

    The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents which comprise money market funds are stated at cost, which approximates market value.

(C) Stock based compensation

    The Company grants stock options to executive officers and directors, employees and consultants. The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB25) in accounting for its employee stock options. Under APB25, because the exercise price of the Company's options for common shares granted to Employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized.

(D) Income taxes

    The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

(E) Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(F) Capital assets

    Capital assets are recorded at cost, net of government assistance, and amortized using the following methods and annual rates:

Computer equipment	30% declining balance

3.  INCOME TAXES

    The Company has approximately $1,800,000 of tax loss carryforwards of which $1,100,000 expire on December 31, 2018 and $700,000 on December 31, 2019.

    Deferred income taxes reflect tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

	1999 $	1998 $
Deferred tax assets:
Loss carryforwards	622,000	390,000
Stock compensation	12,000	—
Valuation allowance	(634,000)	(390,000)

	—	—

    The Company has provided a valuation allowance against its deferred tax assets given it is in the development stage and it is more likely than not that these benefits will not be realized.

4.  SALES OF UNREGISTERED SECURITIES

Shares authorized

    50,000,000 shares of common stock, $.001 par value

    5,000,000 shares of preferred stock, $.001 par value

    The shareholders of common stock are entitled to one vote per share of common stock held and the shares are fully transferable subject to applicable laws.

    The issued and outstanding preferred stock consists of "Series A" convertible preferred stock, where each Series A convertible preferred stock, upon and subject to the occurrence of a redemption event or transaction, will convert into five shares of common stock. The Company and its shareholders have approved a plan to reincorporate the Company in the State of Delaware. All Series A preferred stock will be contributed to the capital of the Company in connection with the reincorporation of the Company into Delaware.

    In the event of a liquidation or dissolution of the Company, the holders of the common stock shall be entitled to receive all of the net assets of the Company.

Shares issued	# of Shares	$
Common stock
Balance October 14, 1997	—	—
Shares issued for cash	839,000	(1,623)

Balance, December 31, 1997	839,000	(1,623)
Shares issued for cash	1,457,633	2,292,888

Balance, December 31, 1998	2,296,633	2,291,265

Shares issued for cash	23,000	60,143
Shares issued for compensation (net of unearned compensation)	550,000	58,422

Balance, December 31, 1999	2,869,633	2,409,830

Preferred stock
Balance, December 31, 1997, 1998 and 1999	2,500,000	2,500

    During 1997, the Company issued an aggregate of 700,000 shares of common stock and 2,500,000 shares of preferred stock to certain officers of the Company for an aggregate amount of $3,200.

    The Company commenced a self underwritten public offering to investors on November 6, 1997 for 1,000,000 shares of common stock at an offering price of $1.00 per share. The Company relied on the exemption from registration requirements of the Securities Act of 1933 provided by Regulation E thereunder. Pursuant to this offering, the Company issued 1,000,000 shares of common stock between the period November 6, 1997 to March 6, 1998 (the offering termination date) for cash consideration of $675,128 net of share issue costs of $324,872, of which $141,323 were incurred during the period ending December 31, 1997 and the remaining $183,549 were incurred during the quarter ending March 31, 1998. For the period November 6, 1997 to December 31, 1997 subscriptions were received for 139,000 shares and $139,000 cash consideration. The remaining subscriptions for 861,000 shares and $861,000 cash consideration was received during the period January 1, 1998 to March 6, 1998. The full 1,000,000 shares were issued and allotted during the quarter ending March 31, 1998.

    The Company commenced a self underwritten non-public offering to accredited investors on April 24, 1998 for 850,000 shares of common stock at an offering price of $3.00 per share. The Company relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation D thereunder. Subscriptions for 596,633 shares and $1,789,900 cash consideration were received during the year ended December 31, 1998. The Company incurred $174,463 in share issue costs associated with this offering during the year ended December 31, 1998.

    On January 29, 1999, 50,000 shares of common stock were issued to a consultant in connection with services rendered in connection with a proposed financing. The fair value of these services of $24,500 were expensed in 1999.

    On May 13, 1999, 500,000 shares of common stock were issued to a director of the Company for compensation of his role in the Company. Those shares may not be transferred for a period of three years from the grant date and shall be forfeited if, on or before the third anniversary of the grant date the director voluntary resigns his position as Chairman of the Company or is removed, for cause, from his position as Chairman. All shares granted hereby that are still held by the director upon such resignation or removal shall be repurchased by the Company for $0.01 per share. The fair value of these shares of $161,500 is expensed over the three year period. $33,922 were expensed in 1999.

    Pursuant to an offering commenced in 1999 23,000 shares for a purchase price of $3.00 per share were issued on August 16, 1999 for cash consideration of $60,143 net of share issue costs of $8,857. The Company terminated the offering after it received a Letter of Intent for a venture capital investment. This venture capital investment was not obtained when the Company discontinued its efforts to acquire equipment distributors.

    During 1997, the Board of Directors approved the authorization of Executive Employee Performance Warrants, which provide incentive warrants to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and pursuant to such issued an aggregate of 3,400,000 warrants to purchase the equivalent amount of common stock upon payment of a $1.00 per warrant to the Company. The warrants vest and are exercisable at a rate equal to the cumulative earnings per share as reported by the Company in its annual audited financial statements as a percentage of one dollar cumulative earnings per share for the years 1998, 1999 and 2000.

    Additional warrants totaling 195,000 were issued to directors, employees and consultants in 1997 and 1998 and remain outstanding. Those warrants have an exercise price of $1.00 and expire on December 1, 2002.

    Pursuant to the issue of 1,000,000 shares of the common stock of the Company between November 6, 1997 to March 6, 1998, 150,000 warrants were issued to a consultant under an Investor Relations Consulting Agreement. These warrants are exercisable at a price of $1.00 per share and may be exercised prior to December 1, 2002.

    During 1999, 18,000 common stock warrants were granted to a consultant in consideration for assistance in locating investors. These warrants are exercisable at a price of $1.00 per share on or before December 1, 2002. The fair value of these warrants is nominal and no expense has been recognized in these financial statements.

    On February 1,1999 the Company adopted its 1999 long-term Stock Incentive Plan pursuant to which it can grant options and other awards to qualifying individuals. 458,914 commons shares have been reserved for issuance pursuant to the plan. No options under this plan are outstanding at December 31, 1999.

    Between January 1, 1998 and December 31, 1999 the Company granted options to directors as followed:

Number of Common Shares Issuable	Exercise Price	Date of Expiry
20,000	$1.00	January 1, 2003
20,000	$3.00	July 1, 2003
20,000	$3.00	January 1, 2004
20,000	$3.00	July 1, 2004

80,000

    Stock options for the respective periods and the number of stock options outstanding are summarized as follows:

	Number of Common Shares Under Option	Weighted Average Exercise Price $
Balance, December 31, 1997	—	—
Options granted	40,000	2.00

Balance, December 31, 1998	40,000	2.00
Options granted	40,000	3.00

Balance, November 30, 1999	80,000	2.50

5.  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash in the bank and term deposits. The Company maintains cash with high quality financial institutions.

6.  RELATED PARTY TRANSACTIONS

    During 1999, the Company paid $5,500 to directors for services rendered [1998—$10,500].

    During 1999, the Company paid $299,726 [1998—$349,650] to a company controlled by a director for management and administrative services rendered and in 1998 $113,747 in legal fees and share issue costs to a law firm controlled by former officer. Effective March 20, 1998, the principal of that law firm ceased to be an officer of the Company.

    In 1998, the Company entered into an unsecured revolving loan agreement with a director and major shareholder whereby he can borrow up to $125,000 at 7.75% per annum. At December 31, 1999, the Company had advanced $132,662 to the director which includes advances of $125,000 and interest charged at 7.75% of $7,662 [1998—$85,133 and accrued interest $993]. The principal and interest is due December 1, 2000.

7.  SUBSEQUENT EVENTS

    On January 1, 2000 the Company granted 20,000 common share options to its outside directors exercisable at $3.00 which expire on January 1, 2005. The Company has agreed to grant outside directors 10,000 options January 1, and July 1 of each year.

    On January 6, 2000 the Company signed a non-binding letter of intent to acquire an Internet Service Provider.

8.  COMPARATIVE FIGURES

    Share issue costs have been reclassified from accumulated deficit to additional paid-in capital to conform with the financial presentation used in 1999.

FINANCIAL STATEMENTS
GRIFFIN INDUSTRIES, INC.
December 31, 1997

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
 Griffin Industries, Inc.

    We have audited the accompanying balance sheet of Griffin Industries, Inc. as of December 31, 1997, and the related statements of operations, stockholders' deficiency and cash flows for the period from October 14, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Industries, Inc. at December 31, 1997 and the results of its operations and its cash flows for the period from October 14, 1997 to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                      Ernst & Young LLP

February 3, 1998.

Griffin Industries, Inc.

BALANCE SHEET

As at December 31

1997 $
ASSETS
Cash [note 5]	53,563
Prepaid expenses	15,000

68,563

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable	91,323
Accrued expenses	10,000

Total liabilities	101,323

Stockholders' deficiency
Preferred stock, $.001 par value, 5,000,000 shares authorized, 2,500,000 shares issued and outstanding [note 4]	2,500
Common stock, $.001 par value, 50,000,000 shares authorized, 700,000 shares issued and outstanding [note 4]	700
Common stock to be issued [note 4]	139
Additional paid-in capital [note 4]	138,861
Accumulated deficit	(174,960)

Total stockholders' deficiency	(32,760)

68,563

See accompanying notes

On behalf of the Board:	/s/ LANDON BARRETTO Director	/s/ GERRY GILL Director

Griffin Industries, Inc.

STATEMENT OF OPERATIONS

October 14, 1997 to December 31, 1997

1997 $
EXPENSES [note 6]
Professional fees	20,887
Office and miscellaneous	6,848
Travel	5,902

Total expenses	33,637

Loss before provision for income taxes	(33,637)
Provision for income taxes [notes 2(A) and 3]	—

Net loss	(33,637)

See accompanying notes

Griffin Industries, Inc.

STATEMENT OF STOCKHOLDERS' EQUITY

October 14, 1997 to December 31, 1997

	Common Stock
			Preferred Stock
	Number of Shares #
		Amount $	Number of Shares #	Amount $	Additional Paid-in Capital $	Accumulated Deficit $
Balance, October 14, 1997	—	—	—	—	—	—
Issuance of common stock [note 4]	700,000	700	—	—	—	—
Issuance of preferred stock [note 4]	—	—	2,500,000	2,500	—	—
Shares to be issued [note 4]	139,000	139			138,861	—
Stock issue costs [note 4]	—	—	—	—	—	(141,323)
Net loss	—	—	—	—	—	(33,637)

Balance, December 31, 1997	839,000	839	2,500,000	2,500	138,861	(174,960)

See accompanying notes

Griffin Industries, Inc.

STATEMENT OF CASH FLOWS

October 14, 1997 to December 31, 1997

1997 $
OPERATING ACTIVITIES
Net loss	(33,637)
Changes in operating assets and liabilities:
Prepaid expenses	(15,000)
Accrued expenses	10,000

Net cash used in operating activities	(38,637)

FINANCING ACTIVITIES
Proceeds from Common and Preferred Stock, net of issuance costs [note 4]	877
Change in accounts payable related to issue costs	91,323

Net cash provided by financing activities	92,200

Net increase in cash during the period and cash, end of period	53,563

See accompanying notes

GRIFFIN INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1997

1.  ORGANIZATION

    Griffin Industries, Inc., a Maryland corporation, is a non-diversified closed-end management investment company. The Company was incorporated on October 14, 1997 with a nominal amount received from the sale of its capital stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Income taxes

    The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

(B) Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

3.  INCOME TAXES

    A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to loss before provision for income taxes is as follows:

$
Computed tax benefit at statutory tax rate	11,437
Valuation allowance	(11,437)

—

4.  CAPITAL STOCK

    During October, the Company issued an aggregate of 700,000 shares of Common Stock and 2,500,000 shares of Preferred Stock to certain officers of the Company for an aggregate amount of $3,200.

    In addition, the Company, pursuant to a self underwritten direct public offering received $139,000 in respect of subscriptions for the issuance of an aggregate of 139,000 shares of Common Stock. The Company incurred $141,323 in legal fees related to this public offering which have been charged directly to the accumulated deficit.

    During November, the Board of Directors approved the authorization of Executive Employee Performance Warrants, which provide incentive warrants to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and pursuant to such issued an aggregate of 3,400,000 warrants to purchase the equivalent amount of Common Stock upon payment of a $1.00 per warrant redemption price to the Company. The warrants will vest and are redeemable at a rate equal to the cumulative earnings per share as reported by the Company in its annual audited financial statements as a percentage of one dollar cumulative earnings per share for the years 1998, 1999, and 2000.

    The shareholders of Common Stock are entitled to one vote per share of Common stock held and the shares are fully transferable on such terms as the Board of Directors determine in their discretion.

    The issued and outstanding Preferred Stock consists of "Series A" Convertible Preferred Stock, where each Series A Convertible Preferred Stock, upon and subject to the occurrence of a redemption event or transaction, will convert into five shares of Common Stock.

    In the event of a liquidation or dissolution of the Company, the holders of the Common Stock shall be entitled to receive all of the net assets of the Company.

    The self underwritten direct public offering commenced November 6, 1997 for a maximum of 1,000,000 shares of Common Stock and is to be made on a continuous basis until the closing date on October 31, 1998.

5.  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash in the bank. The Company maintains cash with high quality financial institutions.

6.  RELATED PARTY TRANSACTIONS

    The Company has made advances to Barretto Pacific Corporation, a company owned by a shareholder, for legal and travel costs incurred by Barretto Pacific Corporation on behalf of Griffin Industries, Inc. At December 31, 1997 there was no balance receivable or payable between the two companies.

GRIFFIN INDUSTRIES, INC.

BALANCE SHEET

(UNAUDITED)

	September 30, 2000	December 31, 1999
ASSETS
Current
Cash and cash equivalents	$15,619	$410,925
Loan receivable	133,109	132,622

	148,728	543,587
Capital asset	1,188	1,188

	$149,916	$544,775

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable and accrued expenses	$48,952	$30,000

	48,952	30,000

Stockholders' equity
Preferred stock @$.001 par value	2,500	2,500
Common stock @$.001 par value	2,869	2,869
Additional paid-in capital	2,534,539	2,534,539
Unearned compensation	(87,203)	(127,578)
Accumulated deficit under development stage	(2,351,741)	(1,897,555)

Total stockholders' equity	100,964	514,775

	$149,916	$544,775

(see accompanying notes to the financial statements)

GRIFFIN INDUSTRIES, INC.

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE NINE MONTHS ENDING SEPTEMBER 30

(UNAUDITED)

	2000	1999	Period from October 14, 1997 to September 30, 2000
REVENUE
Investment income	$13,418	$30,513	$91,161

	13,418	30,513	91,161

EXPENSES
Professional fees	163,011	270,965	1,033,477
Travel	65,569	68,840	398,749
Office and miscellaneous (Note 2)	236,774	273,060	991,617
Directors' fees	2,250	4,000	18,250
Depreciation expense	—	—	809

	467,604	616,865	2,442,902

Loss	(454,186)	(586,352)	(2,351,741)
Accumulated deficit, beginning of period	(1,897,555)	(1,181,245)	—

Accumulated deficit, end of period	$(2,351,741)	$(1,767,597)	$(2,351,741)

Basic loss per share	$(0.16)	$(0.20)	$(0.82)
Diluted loss per share	$(0.10)	$(0.08)	$(0.50)
Shares outstanding	2,869,633	2,869,633	2,869,633
Fully diluted shares outstanding	4,716,547	7,171,547	4,716,547

(see accompanying notes to the financial statements)

GRIFFIN INDUSTRIES, INC.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDING SEPTEMBER 30

(UNAUDITED)

	2000	1999	Period from October 14, 1997 to September 30, 2000
OPERATING ACTIVITIES
Loss	$(454,186)	$(586,352)	$(2,351,741)
Add items not affecting cash:
Accrued interest	(7,447)	(5,747)	(15,109)
Depreciation expense	—	—	809
Stock based compensation	40,375	43,884	98,797

	(421,258)	(548,215)	(2,267,244)
Changes in operating liabilities:
Accounts payable and accrued expenses	18,952	(27,407)	48,952

Cash used in operating activities	(402,306)	(575,622)	(2,218,292)

INVESTING ACTIVITIES
Purchase of capital assets	—	—	(1,997)
Loan receivable	7,000	(33,874)	(118,000)

Cash provided by (used in) operating activities	7,000	(33,874)	(119,997)

FINANCING ACTIVITIES
Proceeds from common and preferred stock	—	69,000	2,353,908

Cash provided by financing activities	—	69,000	2,353,908

Increase (decrease) in cash during the period	(395,306)	(540,496)	15,619
Cash and cash equivalents, beginning of period	410,925	1,074,698	—

Cash and cash equivalents, end of period	$15,619	$534,202	$15,619

(see accompanying notes to the financial statements)

Griffin Industries, Inc.

Notes to Financial Statements

(unaudited)

1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION

    Griffin Industries, Inc. (the "Company") was incorporated under the laws of Maryland on October 14, 1997. The principal business of the Company is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses in companies involved in Internet activities (or "in Internet related companies"). The Company is a development stage company which has not commenced operations as at the balance sheet date.

    The interim financial statements have been prepared, by management, in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

    The Company has incurred significant losses and negative cash flow from operations since its inception and has an accumulated deficit of $2,351,741 at September 30, 2000 [December 31, 1999—$1,897,555]. A substantial portion of the losses is attributable to efforts in identifying and evaluating acquisition opportunities. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing. There can be no assurance the Company can attain profitable operations or obtain additional financing in the future.

    These interim financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying interim financial statements.

    These interim financial statements have been prepared in accordance with accounting principles generally accepted for interim financial information. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements and notes thereto should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 1999.

    In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.

    In January, 2000 the Company executed a nonbinding letter of intent to acquire an Internet Services Provider based in British Columbia, Canada. This acquisition was not and will not be made.

2.  RELATED PARTY TRANSACTIONS

(a) Contributed Services

    A significant shareholder of the Company has contributed services to the Company for no cash consideration.

(b) Loan Receivable

    In 1998, the Company entered into an unsecured revolving loan agreement with a director and major shareholder whereby he can borrow up to $125,000 at 7.75% per annum. At September 30,2000, the Company had advanced $133,109 to the director which includes advances of $118,000 (net of repayments) and interest charged at 7.75% of $15,109 (December 31,1999—$132,662 and accrued interest $7,883). The original maturity of December 1,2000, has been extended to June 30,2001.

3.  COMPARATIVE FIGURES

    Certain financial statement items of the prior period have been reclassified in order to conform to the current period's presentation.

SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GRIFFIN INDUSTRIES, INC.
Date: December 11, 2000	By:	/s/ LANDON BARRETTO Landon Barretto Chief Executive Officer

II-1

GRIFFIN INDUSTRIES, INC.

EXHIBIT INDEX
FORM 10

Exhibit	Description
3.1	Articles of Incorporation of the Company
3.2	Bylaws of the Company
4.1	Warrant Agreement between the Company and Savings and Retirement Service, LLC dated December 20, 1997
4.2	Warrant Agreement between the Company and Landon Barretto dated March 17, 2000
10.1	1999 Long-Term Stock Incentive Plan
99.1	Form of Certificate of Incorporation of the Company to be effective upon completion of planned reincorporation in Delaware
99.2	Form of Bylaws of the Company to be effective upon completion of planned reincorporation in Delaware

QuickLinks

INFORMATION REQUIRED IN REGISTRATION STATEMENT
OUR BUSINESS PLAN
OUR ACQUISITION CRITERIA
OUR HISTORY
OUR PLAN OF OPERATION
EMPLOYEES
FINANCIAL INFORMATION ABOUT SEGMENTS
THE INTERNET SERVICES INDUSTRY INDUSTRY BACKGROUND
RISK FACTORS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ARRANGEMENT WITH BARETTO PACIFIC CORPORATION
LOAN TO LANDON BARRETTO
SIGNATURES
EXHIBIT INDEX FORM 10